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                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-86396) and related Prospectus of Collins & Aikman Products Company for the registration of $500,000,000 of 10 3/4% Senior Notes Due 2011 and to the incorporation by reference therein of our report August 24, 2001 (except for Note 19, as to which the date is May 3, 2002), with respect to the combined financial statements of the Trim Division of Textron Automotive Company ("TAC-Trim" included in Collins & Aikman Corporation's Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2002 (as amended on January 14, 2002) and May 21, 2002.


                                                      /s/ Ernst & Young LLP

Toledo, Ohio
June 14, 2002